EXHIBIT 99.1

Woodward Reports Fiscal Year 2016 Results and Fiscal Year 2017 Outlook

FORT COLLINS, Colo., Nov. 14, 2016 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its 2016 fiscal year and fourth quarter ending September 30, 2016.  (All per share amounts are presented on a fully diluted basis.)

Fiscal 2016 Highlights

  Net sales for fiscal 2016 were $2.02 billion, a decrease of 1 percent compared to $2.04 billion in the prior year. Aerospace segment net sales were up 6 percent and Industrial segment net sales were down 10 percent. On a constant currency rate basis1, net sales for 2016 would have been consistent with the prior year.

  Net earnings for fiscal 2016 was $181 million, consistent with the prior year.

  Earnings per share were $2.85 for 2016, a 4 percent increase compared to $2.75 for the prior year.

  Total EBIT1 for fiscal 2016 was $251 million, a 5 percent decrease compared to $265 million in the prior year.

  Net cash generated from operating activities for fiscal 2016 was $435 million, compared to $296 million from the prior year. Free cash flow1, excluding the after-tax proceeds of $155 million from the formation of the joint venture with GE1, was $105 million for 2016, compared to $9 million for fiscal 2015. Fiscal 2016 capital expenditures were $176 million, $111 million lower than in fiscal 2015.

Fourth Quarter Fiscal 2016 Highlights

  Net sales for the fourth quarter of fiscal 2016 were $591 million, an increase of 5 percent from the fourth quarter of last year. Aerospace segment net sales were up 9 percent to $365 million.  Industrial segment net sales of $226 million were consistent with the prior year.

  Net earnings for the fourth quarter of 2016 were $63 million, an increase of 26 percent compared to $50 million in the fourth quarter of 2015. Earnings per share for the fourth quarter of 2016 were $0.99 per share, an increase of 29 percent compared to $0.77 per share in the fourth quarter of 2015.

  Total EBIT1 for the fourth quarter of 2016 was $87 million, an increase of 15 percent compared to $76 million in the fourth quarter of the prior year.

  Aerospace segment earnings as a percent of segment net sales increased to 22.0 percent for the fourth quarter of 2016, compared to 17.9 percent in the prior year quarter. Industrial segment earnings as a percent of segment net sales decreased to 8.5 percent for the fourth quarter of 2016, compared to 13.0 percent in the prior year quarter.

“As anticipated, our Aerospace segment delivered a strong year, while our Industrial segment experienced weakness,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “We continue to take actions to optimize costs and increase operational efficiencies in both segments. We believe we are at or near the bottom of the cycle in Industrial, while Aerospace is well positioned to continue delivering strong performance.”

 Segment Results

Aerospace
Aerospace segment net sales for the fourth quarter of fiscal 2016 were $365 million, an increase of 9 percent from $335 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2016 were $80 million, compared to $60 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 22.0 percent for the fourth quarter of 2016, compared to 17.9 percent in the same quarter of the prior year.

Aerospace sales growth was strong for both defense and commercial programs. Defense aftermarket showed continuing strength and production on new commercial aircraft programs and related initial provisioning is increasing. Business jet and rotorcraft sales remain weak. The improvement in segment earnings was primarily attributable to the higher sales and aftermarket volume.

For fiscal year 2016, Aerospace sales were $1.23 billion, an increase of 6 percent compared to $1.16 billion for the prior year. Segment earnings as a percent of segment net sales were 18.8 percent, compared to 16.2 percent in the prior year.

Industrial
Industrial segment net sales for the fourth quarter of fiscal 2016 were $226 million, comparable to $227 million in the fourth quarter a year ago. Segment earnings for the fourth quarter of 2016 were $19 million, compared to $30 million in the fourth quarter a year ago. Segment earnings as a percent of segment net sales were 8.5 percent in the fourth quarter of 2016, compared to 13.0 percent in the same quarter of the prior year.

Industrial sales stabilized this quarter, compared to prior year, as heavy frame gas turbine OEM sales improved and aftermarket sales across all markets remained strong. This was offset by continued weakness in reciprocating engines and other large capital projects. Segment earnings were negatively impacted by both ongoing expenses related to aligning the business with the soft market conditions and costs that were anticipated for the new facility in Colorado.

For fiscal year 2016, Industrial sales were $790 million, a decrease of 10 percent compared to $877 million for the prior year.  Segment earnings as a percent of segment net sales were 10.4 percent, compared to 14.4 percent in the prior year.

Nonsegment
Nonsegment expenses totaled $12 million for the fourth quarter of fiscal 2016, or 2.1 percent of consolidated net sales, compared to $13 million, or 2.4 percent of net sales, for the same quarter last year.

For fiscal year 2016, nonsegment expenses totaled $63 million, or 3.1 percent of net sales, compared to $49 million, or 2.4 percent of net sales, for the prior year period. Excluding the impact of the $16 million of special charges recorded in the first quarter of 2016, nonsegment expenses in 2016 would have been 2.3 percent of net sales.

Cash Flow and Financial Position

Net cash generated from operating activities for fiscal 2016 was $435 million, compared to $296 million for fiscal 2015. Free cash flow was $260 million, compared to $9 million for 2015. Free cash flow excluding the impact of the after-tax proceeds of $155 million from the formation of the joint venture, was $105 million for 2016. Payments for property, plant, and equipment for 2016 were $176 million, compared with $287 million for 2015.

Total debt was $727 million at September 30, 2016, compared to $851 million at September 30, 2015.  The ratio of debt-to-debt-plus-equity was 37.5 percent at September 30, 2016, compared to 42.5 percent at September 30, 2015.

The effective tax rate for the fourth quarter of 2016 was 21.8 percent, compared to 27.2 percent for the fourth quarter of 2015. The full year effective tax rate for 2016 was 20.2 percent, compared to 24.7 percent in the prior year.

During fiscal 2016, $152 million was returned to shareholders in the form of repurchased shares and dividends.

Outlook

“In 2017, we expect to accelerate cash generation and drive increased value for our shareholders,” said Thomas A. Gendron. “In our Industrial segment, while we believe we are at the bottom of the cycle, macroeconomic uncertainty continues to persist. Our Aerospace segment will continue to experience substantial growth and expanding margins due to strength in both our commercial and defense markets, as a result of increasing content and platform penetration.”

For fiscal 2017, net sales are expected to increase by approximately 4 to 6 percent. Earnings per share are expected to be between $2.95 and $3.25.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 14, 2016 to provide an overview of the financial performance for the fourth quarter and fiscal year 2016, business highlights, and outlook for fiscal 2017. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 1675522. An audio replay will be available by telephone from 7:30 p.m. EST on November 14, 2016 until 11:59 p.m. EST on November 28, 2016. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1675522.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our strategic actions and their proposed effect, future sales, earnings, liquidity, tax rate, and relative profitability, expectations regarding our markets and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2016, which we expect to file shortly.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2016	2015	2016	2015

Net sales	$590,922	$562,625	$2,023,078	$2,038,303
Costs and expenses:
Cost of goods sold	425,302	402,935	1,475,540	1,453,718
Selling, general, and administrative expenses	40,931	39,397	154,951	156,995
Research and development costs	32,883	36,573	126,170	134,485
Amortization of intangible assets	6,727	7,215	27,486	29,241
Interest expense	7,112	7,509	26,776	24,864
Interest income	(527)	(220)	(2,025)	(787)
Other (income) expense, net	(2,262)	489	(12,306)	(1,162)
Total costs and expenses	510,166	493,898	1,796,592	1,797,354
Earnings before income taxes	80,756	68,727	226,486	240,949
Income taxes	17,609	18,667	45,648	59,497
Net earnings	$63,147	$50,060	$180,838	$181,452

Earnings per share amounts:
Basic earnings per share	$1.03	$0.79	$2.92	$2.81
Diluted earnings per share	$0.99	$0.77	$2.85	$2.75
Weighted average common shares outstanding:
Basic	61,527	63,484	61,893	64,684
Diluted	63,475	64,732	63,556	66,056
Cash dividends per share paid to Woodward common stockholders	$0.11	$0.10	$0.43	$0.38

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
	2016	2015
(Unaudited - in thousands)		(a)
Assets
Current assets:
Cash and cash equivalents	$81,090	$82,202
Accounts receivable	343,768	322,215
Inventories	461,683	447,664
Income taxes receivable	20,358	21,838
Other current assets	37,525	43,500
Total current assets	944,424	917,419
Property, plant, and equipment – net	876,350	756,100
Goodwill	555,684	556,977
Intangible assets – net	197,650	225,138
Deferred income tax assets	20,194	13,105
Other assets	48,060	43,665
Total assets	$2,642,362	$2,512,404

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$150,000	$2,430
Accounts payable	169,439	173,287
Income taxes payable	4,547	6,555
Accrued liabilities	156,627	155,936
Total current liabilities	480,613	338,208
Long-term debt, less current portion	577,153	848,488
Deferred income tax liabilities	3,777	56,414
Other liabilities	368,224	116,190
Total liabilities	1,429,767	1,359,300
Stockholders’ equity	1,212,595	1,153,104
Total liabilities and stockholders’ equity	$2,642,362	$2,512,404

(a) Certain reclassifications have been made to reflect the adoption of Accounting Standards Updates ("ASUs") 2015-17, "Balance Sheet Classification of Deferred Taxes," ASU 2015-03, "Simplifying the Presentation of Debt Issuance Costs" & ASU 2015-15, "Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements"

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	September 30,
(Unaudited - in thousands)	2016	2015
		(b)
Net cash provided by operating activities	$435,379	$295,990

Cash flows from investing activities:
Payments for property, plant, and equipment	(175,692)	(286,612)
Proceeds from sale of assets	6,664	2,529
Payments for short-term investments	(4,918)	-
Net cash used in investing activities	(173,946)	(284,083)

Cash flows from financing activities:
Cash dividends paid	(26,606)	(24,646)
Proceeds from sales of treasury stock	15,892	8,400
Payments for repurchases of common stock	(125,541)	(158,762)
Borrowings on revolving lines of credit and short-term borrowings	695,000	999,971
Payments on revolving lines of credit and short-term borrowings	(890,896)	(856,610)
Proceeds from the issuance of long-term debt	179,308	-
Payments of long-term debt and capital lease obligations	(107,287)	-
Payment of debt financing costs	(863)	(2,359)
Net cash used in financing activities	(260,993)	(34,006)
Effect of exchange rate changes on cash and cash equivalents	(1,552)	(10,986)
Net change in cash and cash equivalents	(1,112)	(33,085)
Cash and cash equivalents at beginning of period	82,202	115,287
Cash and cash equivalents at end of period	$81,090	$82,202

(b) Certain reclassifications have been made to reflect the adoption of ASU 2016-9, "Improvements to Employee Share-Based Payment Accounting"

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2016	2015	2016	2015
Net sales:
Aerospace	$365,305	$335,207	$1,233,176	$1,160,883
Industrial	225,617	227,418	789,902	877,420
Total consolidated net sales	$590,922	$562,625	$2,023,078	$2,038,303
Segment earnings**:
Aerospace	$80,376	$59,964	$232,166	$187,747
As a percent of segment sales	22.0%	17.9%	18.8%	16.2%
Industrial	19,254	29,530	82,237	126,641
As a percent of segment sales	8.5%	13.0%	10.4%	14.4%
Total segment earnings	99,630	89,494	314,403	314,388
Nonsegment expenses	(12,289)	(13,478)	(63,166)	(49,362)
EBIT	87,341	76,016	251,237	265,026
Interest expense, net	(6,585)	(7,289)	(24,751)	(24,077)
Consolidated earnings before income taxes	$80,756	$68,727	$226,486	$240,949

Payments for property, plant and equipment	$47,064	$95,747	$175,692	$286,612
Depreciation expense	$12,388	$12,267	$41,550	$45,994
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND EBITDA [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2016	2015	2016	2015
Net earnings	$63,147	$50,060	$180,838	$181,452
Income taxes	17,609	18,667	45,648	59,497
Interest expense	7,112	7,509	26,776	24,864
Interest income	(527)	(220)	(2,025)	(787)
EBIT	87,341	76,016	251,237	265,026
Amortization of intangible assets	6,727	7,215	27,486	29,241
Depreciation expense	12,388	12,267	41,550	45,994
EBITDA	$106,456	$95,498	$320,273	$340,261

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW [1] AND TO FREE CASH FLOW EXCLUDING NET AFTER-TAX PROCEEDS FROM FORMATION OF JOINT VENTURE[1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2016	2015	2016	2015
Net cash provided by operating activities	$72,898	$124,500	$435,379	$295,990
Payments for property, plant, and equipment	(47,064)	(95,747)	(175,692)	(286,612)
Free cash flow	25,834	28,753	259,687	9,378
Less: Gross proceeds from formation of joint venture with GE	-	-	250,000	-
Tax payments made to date related to formation of joint venture with GE	(47,395)	-	(95,000)	-
Net after-tax proceeds (payments) from formation of joint venture with GE	(47,395)	-	155,000	-
Free cash inflow excluding net after-tax proceeds from formation of joint venture	$73,229	$28,753	$104,687	$9,378

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture with GE are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).  We have also presented certain financial measures net of special charges taken in the year.  Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations.  Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios.  Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, and free cash flow excluding the after-tax proceeds from the formation of the joint venture, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels.  Management presented financial measures net of special charges because such charges are not part of the Company’s usual operations and therefore, management used such amounts to review the Company’s core operational performance. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.  The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded.  Neither free cash flow, nor free cash flow excluding the after-tax proceeds from the formation of the joint venture necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.  Management’s calculations of EBIT, EBITDA, free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.  We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”.  We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com